Exhibit 99.1

Incannex Healthcare Announces Strategic Financing for up to $60 Million with Arena Investors

Incannex to Receive Funding of Up to $10 Million in Convertible Notes and $50 Million Equity Line of Credit

NEW YORK and MELBOURNE, September 10, 2024 (GLOBE NEWSWIRE) -- Incannex Healthcare Inc. (Nasdaq: IXHL), (the “Company” or “Incannex”), a clinical-stage biopharmaceutical company developing life-changing medicines for people with chronic diseases and significant unmet medical needs, today announced it has entered into an agreement to issue up to $10 million in secured convertible notes to Arena Investors, LP (Arena) and its affiliates. Under the terms of the agreements, Incannex will also secure a $50 million equity line of credit (ELOC) with Arena affiliate, Arena Business Solutions (“ABS”), which the Company does not anticipate drawing upon at closing.

“We are pleased to be partnering with Arena and ABS on this strategic financing, which strengthens Incannex’s ability to advance our lead programs through key late-stage clinical milestones,” said Joel Latham, Incannex’s President and Chief Executive Officer. “We look forward to updating investors on our progress, including progressing IHL-42X through Phase 2/3 trials for the treatment of obstructive sleep apnea, PsiGAD through a Phase 2 study for generalized anxiety disorder, and IHL-675A through a Phase 2 trial for rheumatoid arthritis.”

Incannex intends to use the proceeds from the strategic financing to support the ongoing clinical trials of the Company’s proprietary drug candidates, and for working capital and other general corporate purposes. Incannex will determine allocation of funds according to the company’s strategic needs. The initial funding tranche of $3.33 million will be received by Incannex upon closing. The Company may elect to access to two subsequent tranches up to a total of $6.67 million. All three tranches will include a 10% original issue discount and are subject to customary closing conditions. Incannex has also entered an ELOC with Arena with ABS. Under the terms of the agreement the Company will have the right, but not the obligation, to issue and sell to Arena up to $50 million of shares of common stock over a period of 36 months, subject to customary conditions.

Further information regarding the Securities Purchase Agreement and the ELOC Agreement are provided in the Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Arena Investors, LP

Arena is an institutional asset manager founded in partnership with The Westaim Corporation (TSXV: WED). With $3.5 billion invested and committed assets under management as of June 30, 2024, and a team of over 180 employees in offices globally, Arena provides investment capital to a broad range of industries, including healthcare. The firm brings individuals with decades of experience, a track record of comfort with industry complexity, the ability to deliver within time constraints, and the flexibility to engage in transactions that cannot be addressed by banks and other conventional financial institutions. Arena Business Solutions, an affiliate of Arena, provides equity capital markets solutions for emerging public companies. For more information, please visit www.arenaco.com.

Incannex Healthcare Inc.

Level 39, Rialto South Tower, 525 Collins Street, Melbourne VIC 3000

Email: admin@incannex.com.au

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About Incannex Healthcare Inc.

Incannex is a clinical-stage biopharmaceutical development company focused on developing innovative medicines for patients living with chronic diseases and significant unmet need. With three programs currently in Phase 2/3 and Phase 2 development, Incannex is advancing proprietary, synthetic first- and best-in-class cannabinoid and psychedelic-assisted therapeutics targeting sleep apnea, anxiety, and inflammatory diseases. Incannex’s lead programs include IHL-42X for the treatment of obstructive sleep apnea (OSA), Psi-GAD in development to assess the use of psilocybin-assisted therapy for generalized anxiety disorder, and IHL-675A in Phase 2 trials for rheumatoid arthritis. Each of these programs target conditions for which there are either no approved treatments or the available treatments are inadequate. For further information, please visit www.incannex.com.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and were based on current expectations and estimates, as well as the beliefs and assumptions of management. The forward-looking statements included in this press release represent Incannex’s views as of the date of this press release. Incannex anticipates that subsequent events and developments may cause its views to change. Incannex undertakes no intention or obligation to update or revise any forward-looking statements, whether as of a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Incannex’s views as of any date after the date of this press release.

Not an offer of securities

This announcement does not constitute an offer to sell, or a solicitation of an offer to buy, securities in the United States or any other jurisdiction. Any securities described in this press release have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States except pursuant to a registration statement under the Securities Act or in transactions exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Contact Information:

Incannex Healthcare Inc.

Joel Latham

President and CEO

investors@incannex.com.au

Investor Relations Contact – United States

Jennifer Drew-Bear

Edison Group

Jdrew-bear@edisongroup.com

Arena Investors, LP

Parag Shah

ir@arenaco.com

Incannex Healthcare Inc.

Level 39, Rialto South Tower, 525 Collins Street, Melbourne VIC 3000

Email: admin@incannex.com.au

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